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                                                                    EXHIBIT 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP

The Boards of Directors
The Belk Companies

     We consent to the use of our report included herein and to the references to our firm under the headings "Summary Historical Combined and Unaudited Pro Forma Combined Condensed Financial Information", "Background of the Reorganization", "Professional Advisors", "Selected Historical Combined and Unaudited Pro Forma Combined Condensed Financial Information" and "Experts" in the Proxy Statements/Prospectus. We also consent to the use of our reports included in the Prospectus Supplements No.'s 3, 31, 40, 41, 50 and 61, and to the reference to our firm under the heading "Selected Historical Financial Information" in these Prospectus Supplements.

     Our reports covering the February 1, 1997 financial statements of Belk Enterprises, Inc. and Subsidiaries and Belk-Lindsey Stores, Inc. refer to the adoption of Statements of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of".

                                          KPMG Peat Marwick LLP

Charlotte, North Carolina
December 22, 1997

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